UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2005

ACCREDITED HOME LENDERS HOLDING CO.

(Exact name of registrant as specified in its charter)

Delaware	000-50179	04-3669482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15090 Avenue of Science, San Diego, CA	92128
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 676-2100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2005, Accredited Home Lenders Holding Co. (the “Company”), announced that its wholly owned subsidiary Accredited Home Lenders, Inc., entered into an Office Lease (the “Lease”) with Kilroy Realty, L.P. pursuant to which the Company will lease a total of approximately 178,000 square feet of office space in three buildings located at the Innovation Corporate Center, San Diego, California.

Two of the buildings, a total of approximately 103,000 square-feet, are currently under construction. The lease term on these two buildings is 10.5 years and the Company intends to occupy these buildings by the end of 2005. The third building, which will be constructed in 2006, has a lease term of 9.5 years and the Company intends on occupying this building at the end of 2006.

The annual base rent for the first two occupied buildings will initially be approximately $2.55 million. Once the third building is occupied, the annual base rent for all three buildings will initially be approximately $4.48 million. In addition to the base rent, the Company will be responsible for payment of certain operating expenses, including utilities, and real estate taxes.

The foregoing summary is subject to and qualified in its entirety by the Office Lease attached to this Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

10.1	Office Lease, dated June 9, 2005, by and between Accredited Home Lenders, Inc. and Kilroy Realty, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Home Lenders Holding Co.
(Registrant)
Date June 14, 2005

/s/ Ray W. McKewon
	NAME:	Ray W. McKewon
	TITLE:	Executive Vice President

Exhibit Index

Exhibit	Description
10.1	Office Lease, dated June 9, 2005, by and between Accredited Home Lenders, Inc. and Kilroy Realty, L.P.